Filed Pursuant to Rule 424(b)(5)

Registration No. 333-137847

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 27, 2006)

31,115,000 Shares

Western Goldfields, Inc.

Shares of Common Stock

________________

We are offering 31,115,000 shares of common stock. We have granted the underwriters an option to purchase up to 2,215,000 additional shares of common stock to cover over-allotments. Our common stock is listed on the Toronto Stock Exchange under the symbol “WGI” and quoted on the OTC Bulletin Board under the symbol “WGDF.OB”. On January 16, 2007, the last reported sale price of our common stock on the Toronto Stock Exchange was Cdn$2.58 per share and on the OTC Bulletin Board was $2.15 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-2 of this prospectus supplement and on page 6 of the accompanying prospectus.

	Per Share		Total

Public offering price	Cdn$	2.250	Cdn$	70,008,750
Underwriting discounts and commissions	Cdn$	0.135	Cdn$	4,200,525
Proceeds, before expenses, to us	Cdn$	2.115	Cdn$	65,808,225

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to investors on or about January 25, 2007.

________________

Wellington West Capital Markets	BMO Capital Markets
RBC Capital Markets
GMP Securities L.P.	Research Capital Corporation

________________

The date of this prospectus supplement is January 18, 2007.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the shares of common stock that we are offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the shares of common stock that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

You should read and consider all of the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in each such document, in making your investment decision. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Shares of our common stock are being offered and sold only in jurisdictions where offers and sales are permitted.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

Unless otherwise indicated or the context suggests otherwise, all references in this prospectus to “the Company,” “we,” “us,” “our,” “ours” or similar references mean Western Goldfields, Inc. and its subsidiaries and predecessors.

EXCHANGE RATE DATA

We publish our consolidated financial statements in United States dollars. In this prospectus supplement, unless otherwise specified, all dollar amounts are expressed in United States dollars, references to “dollars”, “$” or “U.S. $” are to United States dollars. All references to “Cdn$” are to Canadian dollars.

The following table sets forth certain exchange rates based on the noon buying rate of The City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the “noon buying rate”). These rates are set forth as Canadian dollars per $1.00. On January 16, 2007, the noon buying rate was Cdn$1.1748 per $1.00.

Year Ended	Average(1)	High	Low	Period End

December 31, 2006	1.131	1.173	1.099	1.165
December 31, 2005	1.208	1.270	1.151	1.166
December 31, 2004	1.298	1.397	1.178	1.203
December 31, 2003	1.392	1.575	1.292	1.292
December 31, 2002	1.570	1.613	1.511	1.580

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(1)

The average of the exchange rates on the last day of each month during the applicable period.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information, or obtain copies of the information by mail, at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, DC 20549

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You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of the site is www.sec.gov.

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus. The following documents, which have been filed by us with the SEC, are incorporated by reference into this prospectus supplement and the accompanying prospectus:

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our annual report on Form 10-KSB (File No. 000-50894) for the fiscal year ended December 31, 2005 filed with the Commission on April 13, 2006 as amended by our Form 10-KSB/A for the fiscal year ended December 31, 2005 filed with the Commission on August 14, 2006;

•

our quarterly reports on Form 10-QSB (File No. 000-50894) for the quarter ended March 31, 2006 filed with the Commission on May 15, 2006, as amended by our Form 10-QSB/A for the quarter ended March 31, 2006 filed with the Commission on August 14, 2006, our quarterly report on Form 10-QSB (File No. 000-50894) for the quarter ended June 30, 2006 filed with the Commission on August 14, 2006 and our quarterly report on Form 10-QSB for the quarter ended September 30, 2006 filed with the Commission on November 14, 2006; and

•

our current reports on Form 8-K (File No. 000-50894) filed with the Commission on February 17, 2006, February 23, 2006, March 31, 2006, April 24, 2006, June 20, 2006, August 8, 2006, August 11, 2006, August 31, 2006,  September 22, 2006, November 14, 2006, November 21, 2006, November 30, 2006 and December 13, 2006.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus supplement until all of the securities being offered under this prospectus supplement are sold (not including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus supplement and the accompanying prospectus.

Any statements made in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement or document. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request a copy of the filings that we incorporate by reference, at no cost, by writing or telephoning us as follows:

Western Goldfields, Inc.
2 Bloor Street West
Suite 2102, P.O. Box 110
Toronto, Ontario
Canada M4W 3E2
Phone: (416) 324-6000
Attention: Brian Penny, Chief Financial Officer

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

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The Offering

Issuer	Western Goldfields, Inc.
Shares of common stock offered	31,115,000 shares. We have also granted the underwriters an option to purchase up to 2,215,000 additional shares of common stock to cover over-allotments.
Price	Cdn$2.25 per share
Shares of common stock outstanding immediately prior to this offering(1)	78,452,876 shares.
Shares of common stock outstanding immediately after this offering(1)(2)	109,567,876 shares, or 111,782,876 shares if the underwriters exercise their over-allotment option in full.
TSX symbol	WGI
OTC Bulletin Board symbol	WGDF.OB
Risk factors

See “Risk Factors” beginning on page S-2 of this prospectus supplement and page 6 of the accompanying prospectus and the other information in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.

——————

(1)

The number of shares of common stock outstanding is based on the number of shares of common stock outstanding as of January 16, 2007. This number of shares excludes 13,661,250 shares of common stock issuable upon exercise of outstanding stock options and 17,054,231 shares issuable upon exercise of outstanding stock purchase warrants.

(2)

Does not include our concurrent offering of that number of shares of common stock equal to 5.53% of the combined total number of shares offered in such concurrent offering and this offering to certain holders of our common stock whose holdings can be traced to common stock issued prior to July 1, 1997, and who may have preemptive rights with respect to issuances of our common stock. See “Underwriting – Preemptive Rights Offering”.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described below and under the heading “Risk Factors” in the accompanying prospectus and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. The risks and uncertainties described below, in the accompanying prospectus and in our other filings incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

Certain of our shareholders may have preemptive rights to acquire shares of our common stock.

We were incorporated in Idaho in 1924. Prior to July 1, 1997, Idaho law generally provided shareholders with preemptive rights unless otherwise provided in a company’s articles of incorporation.  Our articles of incorporation did not address preemptive rights.  Prior to July 1997, approximately 500,000 shares of our common stock were issued and outstanding, after giving effect to the one for three reverse-split of our shares in June 2002.

Preemptive rights generally give the shareholders of a corporation the right, with certain exceptions, to purchase, before they can be sold to others, (i) common stock issued by the corporation for cash and (ii) other securities issued by the corporation for cash that are convertible into or carry a right to subscribe for or acquire shares of common stock of the corporation.

Shareholders who own shares of our common stock issued prior to July 1, 1997 may have preemptive rights to purchase shares of our common stock to maintain their proportional stock ownership in the Company; however, we believe there is uncertainty with respect to the existence of such rights.  In light of this uncertainty and without admitting that such rights exist, in connection with this offering, we are providing holders of our common stock whose holdings can be traced to common stock issued prior to July 1, 1997, the opportunity to purchase shares on the same terms as this offering.

The Company has not been able to identify all holders of the shares of our common stock issued prior to July 1, 1997.  If preemptive rights exist and if shareholders to whom we do not offer the opportunity to participate in this offering were able to successfully assert preemptive rights, we could be required to issue shares of common stock to such shareholders as a result of this offering.  In addition, we could be required to issue shares or other securities convertible into our common stock as a result of past issuances and at a value which is significantly lower than the price of the shares of common stock offered to you.  In such event, our share capital would be diluted significantly.  During the period from January 17, 2003 through January 17, 2007, the Company issued for cash preferred shares, preferred share purchase warrants and units consisting of common shares and common share purchase warrants, all convertible or exercisable into a total of approximately 72.2 million common shares for average total consideration of $0.47 per common share. Due to the Company’s long corporate history and various changes in Idaho laws from 1924 to the present, affected shareholders may have slightly varying preemptive rights, and some affected shareholders may also have preemptive rights with respect to past issuances other than for cash.

If preemptive rights exist and if shareholders were able to successfully assert preemptive rights with respect to this offering or past issuances, we also could be required to pay money damages to such shareholders, which damages could be based on the difference in value of the shares or other securities between the time of issuance and the time of claim.  We may not have enough cash to pay any money damages awarded with respect to such rights.  In such event, we would need to finance such payments through additional debt or equity financing, which might not be available on acceptable terms, or at all. If we were unable to raise additional financing when necessary, we could be forced to delay our mine development or cease or curtail operations.

In cases primarily involving closely-held companies, courts have invalidated shares of common stock or other securities issued in violation of preemptive rights.  If any shareholders were able to successfully assert preemptive rights and such remedy were granted the effect on the Company could be materially adverse.

We believe that Idaho law would bar a claim by a shareholder with respect to any issuance prior to January 17, 2003 or, alternatively January 17, 2004.  As of January 17, 2003, shares issued prior to 1997 represented approximately 5.53% of the outstanding share capital of the Company, which we believe would be the aggregate ownership interest which shareholders who were able to successfully assert any preemptive rights could seek to maintain. However, we cannot assure you that a court would not reach different conclusions.  If any person should seek to assert preemptive rights, the Company intends to vigorously defend the matter.

Unforeseen title defects may result in a loss of entitlement to production and reserves.

Our ownership of the Mesquite Mine could be subject to prior undetected claims or interests. Although we have performed a title review of the Mesquite Mine, the review does not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat a claim by us. If any such defect were to arise, our entitlement to the reserves associated with the Mesquite Mine could be jeopardized, and could have a material adverse effect on our financial condition, results of operations and our ability to timely execute our business plan.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and stock price.

As a public company, we are required to comply with Section 404 of the Sarbanes-Oxley Act, and, beginning with the year ending December 31, 2007, we will have to obtain an annual attestation from our independent auditors regarding our internal control over financial reporting and management’s assessment of internal control over financial reporting. We cannot be certain as to the timing of completion of our internal control evaluation, testing and remediation actions or of their impact on our operations. Upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. We will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, including the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

All of our directors and officers may not be subject to suit in the United States.

Our directors and officers reside in Canada and the United Kingdom. As a result, it may be difficult or impossible to effect service of process within the United States upon those individuals, to bring suit against any of those individuals in the United States or to enforce in the United State courts any judgment obtained there against any of those individuals predicated upon any civil liability provisions of the United States federal securities laws. Investors should not assume that Canadian or British courts will enforce judgments of United States federal securities courts against any director or officer residing in Canada or the United Kingdom, including judgments obtained in actions predicated upon the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States, or will enforce, in original actions, liabilities against such directors or officers predicated upon the United States federal securities laws or any such state securities or blue sky laws.

Our business activities are subject to extensive laws and regulations that expose us to significant compliance costs and the risk of lawsuits.

Our operations and exploration and development activities are subject to extensive United States and Canadian federal, state, provincial and local laws and regulations governing various matters, including:

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taxation;

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mining royalties;

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environmental protection; and

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labor standards and occupational health and safety, including mine safety.

The costs associated with compliance with these laws and regulations are substantial and possible future laws and regulations, changes to existing laws and regulations or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of the Mesquite Mine. Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from the health and safety impacts of our past and current operations, and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions.

Our operations are subject to numerous governmental permits which are difficult to obtain and we may not be able to obtain or renew all of the permits we require.

In the ordinary course of business, we are required to obtain and renew governmental permits for the operation, recommissioning and expansion of the Mesquite Mine. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving costly undertakings on our part. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control including the interpretation of applicable requirements implemented by the permitting authority. We may not be able to obtain or renew permits that are necessary to our operations, or the cost to obtain or renew permits may exceed our estimates. Failure to comply with applicable environmental and health and safety laws and regulations may result in injunctions, fines, suspension or revocation of permits and other penalties. There can be no assurance that the Company has been or will at all times be in full compliance with all such laws and regulations and with its environmental and health and safety permits or that the company has all required permits. The costs and delays associated with compliance with these laws, regulations and permits and with the permitting process could stop the Company from proceeding with the operation or development of the Mesquite Mine or increase the costs of development or production and may materially adversely affect the Company’s business, results of operations or financial condition.

We are subject to substantial costs for compliance with environmental laws and regulation and may be subject to substantial costs for liability related to environmental claims.

Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local laws relating to the protection of air and water quality, hazardous waste management, endangered species, and mine reclamation. We may be subject to future liability for environmental costs, including capital costs to comply with environmental laws, costs associated with the remediation of soil or groundwater contamination at our current and formerly owned or operated properties, and reclamation and closure costs upon cessation of our operations at the Mesquite Mine. In addition, we may be subject to reclamation costs for our claims, even if we have not conducted the activity on those properties. Further, the regulatory environment for our operations could change in ways that would substantially increase our liability or the costs of compliance and that could have a material adverse effect on our operations or financial position.

Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. We have an existing insurance policy for our reclamation costs at the Mesquite Mine, but we are in the process of negotiating a supplement to that policy to cover the increase in reclamation costs due to Mesquite’s expansion. We may be unable to undertake any trenching, drilling, or development on any of our properties until we obtain financial assurances to cover potential liabilities.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of our production facility, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally expensive and may not continue to be available for us and other companies in our industry. Our current policies may not cover all losses. Our existing policies may not be sufficient to cover all liabilities arising under environmental law or relating to hazardous substances. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the Toronto Stock Exchange under the symbol “WGI” and is quoted on the OTC Bulletin Board under the symbol “WGDF.OB”. On January 16, 2007, the last reported sale price of our common stock on the Toronto Stock Exchange was Cdn$2.56 per share and on the OTC Bulletin Board was $2.15 per share. As of January 16, 2007 there were 78,452,876 shares of our common stock outstanding. The following table shows the intraday high and low sales price per share of our common stock as reported on the Toronto Stock Exchange and the OTC Bulletin Board for the periods indicated:

Toronto Stock Exchange
	High	Low

Fiscal Year Ending December 31, 2006:
Third Quarter (August 28, 2006 through September 30, 2006)	Cdn$3.50	Cdn$1.92
Fourth Quarter	2.95	1.40
Fiscal Year Ending December 31, 2007:
First Quarter (through January 12, 2007)	Cdn$2.85	Cdn$2.41

OTC Bulletin Board
	High	Low

Fiscal Year Ended December 31, 2005:
First Quarter	$0.56	$0.33
Second Quarter	0.46	0.26
Third Quarter	0.29	0.15
Fourth Quarter	0.29	0.16
Fiscal Year Ending December 31, 2006:
First Quarter	$0.92	$0.16
Second Quarter	3.08	0.83
Third Quarter	2.70	1.70
Fourth Quarter	2.43	1.26
Fiscal Year Ending December 31, 2007:
First Quarter (through January 12, 2007)	$2.44	$2.06

USE OF PROCEEDS

We will use the proceeds we receive from the sale of these securities to finance our activities at the Mesquite Mine and for general corporate purposes.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

DESCRIPTION OF COMMON STOCK

For a general description of our common stock, see “Description of Common Stock” in the accompanying prospectus on page 12. For a description of preemptive rights, see “Risk Factors ― Certain of our Shareholders may have preemptive rights to acquire shares of our common stock” on page S-2.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of shares of our common stock. This summary applies to you if you are a Non-U.S. Holder (as defined below). This summary deals only with shares of common stock held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Additionally, this summary does not address specific tax consequences that may be relevant to you if you are a holder subject to some special tax treatment, such as:

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a dealer in securities or currencies;

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a trader that elects to use a mark-to-market method of accounting;

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a person that owns shares of our common stock as part of a “straddle,” “hedge,” or “conversion transaction”;

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a bank or other financial institution;

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an insurance company;

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a tax-exempt organization;

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a U.S. expatriate; or

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a person liable for the alternative minimum tax.

This summary is based upon the provisions of the Code and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

If you are considering the purchase of shares of our common stock, you should consult your own tax advisors regarding the U.S. federal income tax consequences to you of the purchase, ownership, and disposition of shares of our common stock, as well as any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

For purposes of this summary, you are a Non-U.S. Holder if you are a beneficial owner of shares of common stock other than: (i) a citizen or resident of the United States, as determined for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of common stock, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the purchase, ownership, and disposition of shares of our common stock.

Dividends

We do not anticipate that we will pay dividends on shares of our common stock. In the event that we do pay dividends, such dividends generally will be subject to withholding of U.S. federal tax at a rate of 30% of the gross amount of the dividends, or at a lower rate provided by an applicable income tax treaty if you provide proper certification of your eligibility for the lower rate (usually on an Internal Revenue Service (“IRS”) Form W-8BEN). If you are engaged in a trade or business in the United States and such dividends are effectively connected with your conduct of that trade or business and, if an income tax treaty applies, are attributable to your U.S. permanent establishment, you will be exempt from the 30% withholding tax, provided that you satisfy applicable certification requirements. In such case, you will, however, be subject to U.S. federal income tax on such dividends, net of certain deductions, at the rates applicable to U.S. persons, within the meaning of the Code. In addition, if you are a corporate Non-U.S. Holder, you may be subject to an additional branch profits tax equal to 30%, or a lower rate if you qualify under an applicable United States income tax treaty, of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale or Other Disposition

Any gain that you realize upon the sale or other disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with your conduct of a trade or business in the United States, and, if an income tax treaty applies, is attributable to your U.S. permanent establishment;

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you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which you have held shares of our common stock.

If you are a Non-U.S. Holder whose gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the gain derived from the sale, net of certain deductions, at the rates applicable to U.S. persons, within the meaning of the Code. If you are a corporate Non-U.S. Holder whose gain is described in the first bullet point above, you may also be subject to the branch profits tax described above at a 30% rate or a lower rate provided by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered to be a resident of the United States.

We believe that we are likely, and we anticipate that we will continue to be, a United States real property holding corporation. Any gain that you realize upon the sale or other disposition of shares of our common stock will be subject to U.S. federal income tax at the rates applicable to U.S. persons, within the meaning of the Code, and if you are a corporate Non-U.S. Holder, you may be subject to the branch profits tax as described above. An exception will apply if (i) you did not directly or indirectly own more than 5% of shares of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the period during which you have held shares of our common stock and (ii) shares of our common stock were regularly traded on an established securities market. For purposes of this exception, an established securities market includes (i) a foreign national securities exchange which is officially recognized, sanctioned, or supervised by a governmental authority or (ii) any over-the-counter market. Generally, an over-the-counter market is any market reflected by the existence of an interdealer quotation system. An interdealer quotation system is any system of general circulation to brokers and dealers which regularly disseminates quotations of stocks and securities by identified brokers or dealers. Although the IRS has not issued specific guidance, we believe that the Toronto Stock Exchange qualifies as an established securities market because it is recognized and regulated by the Ontario Securities Commission. Each Non-U.S. Holder should consult its own tax advisor as to whether this exception is available with respect to shares of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to backup withholding on dividends paid to you unless you satisfy applicable certification requirements.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of shares of our common stock within the United States or conducted through U.S.-related financial intermediaries unless you certify under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax, provided that you furnish the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and conditions contained in an underwriting agreement dated January 18, 2007, we have agreed to sell to the underwriters named below, for whom Wellington West Capital Markets (USA) Inc. and BMO Capital Markets Corp. are acting as representatives, the following respective numbers of our shares of common stock:

Underwriter	Number of Shares of Common Stock

Wellington West Capital Markets (USA) Inc.	9,334,500
BMO Capital Markets Corp.	9,334,500
RBC Capital Markets Corp.	6,223,000
GMP Securities L.P.	3,111,500
Research Capital USA, Inc.	3,111,500
Total	31,115,000

The underwriters have severally agreed to purchase, subject to the conditions set out in the underwriting agreement, on January 25, 2007, or any other date agreed upon, the shares of common stock offered under this prospectus supplement at the price of Cdn$2.25 per share of common stock payable in cash to us against delivery of certificates representing these shares of common stock. The offering price of the shares of common stock was determined by negotiation between us and the underwriters. The underwriting agreement provides that we will pay the underwriters an underwriters’ commission of Cdn$0.135 per share of common stock sold in this offering.

We have granted the underwriters an option to purchase up to 2,215,000 additional shares of common stock at the price of Cdn$2.25 per share of common stock payable in cash to us against delivery of these additional shares of common stock. This over-allotment option is exercisable from time to time in whole or in part until 30 days following the closing of this offering for the purposes of covering over-allotments, if any, and for market stabilization purposes. If the over-allotment option is exercised, the underwriters will receive a fee of Cdn$0.135 per additional share of common stock purchased pursuant to this option.

The following table shows the per share and total offering price, underwriters’ commission to be paid by us to the underwriters and proceeds before expenses to us. The information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.

	Without Option				With Option
	Per Share		Total		Per Share		Total

Public Offering Price	Cdn$	2.250	Cdn$	70,008,750	Cdn$	2.250	Cdn$	74,992,500
Underwriters’ Commission	Cdn$	0.135	Cdn$	4,200,525	Cdn$	0.135	Cdn$	4,499,550
Proceeds to us, before expenses	Cdn$	2.115	Cdn$	65,808,225	Cdn$	2.115	Cdn$	70,492,950

Concurrently with this offering in the United States and pursuant to the terms of the underwriting agreement, we have agreed with the underwriters to make this offering available in the Canadian provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island, Newfoundland and Labrador pursuant to a multi-jurisdictional disclosure system that permits this offering to be made available in Canada, subject to certain qualifications. U.S. broker/dealer affiliates or registered securities dealer affiliates of the underwriters in Canada may sell our shares of common stock in the United States and Canada, as the case may be, in each case in accordance to applicable law.

The underwriting agreement provides that the underwriters may, at their discretion, terminate their obligations under the underwriting agreement on the basis of their assessment of the financial markets and upon the occurrence of certain stated events.

We will apply to have the shares of common stock offered under this prospectus supplement listed on the Toronto Stock Exchange. Quotation of the shares of common stock on the OTC Bulletin Board and listing of the shares on the Toronto Stock Exchange will be subject to our fulfilling all listing requirements of the OTC Bulletin Board and the Toronto Stock Exchange.

We have agreed to indemnify the underwriters and their directors, officers, employees and agents against certain liabilities.

We have agreed with the underwriters not to issue or announce the issuance of, sell, transfer, hypothecate, assign, pledge, grant any option to purchase or otherwise dispose of any of our shares of common stock or any securities convertible into, or exchangeable for or exercisable to acquire, our shares of common stock, directly or indirectly, other than in certain circumstances, in each case for a period of 90 days commencing on the date of the final prospectus supplement, without the prior written consent of the underwriters. In addition, certain of our principal shareholders, directors and officers have agreed to execute and deliver written undertakings in favor of the underwriters agreeing not to sell, transfer, hypothecate, assign, pledge, grant any option to purchase or otherwise dispose of any of our securities owned, directly or indirectly, by these principal shareholders, directors or officers for a period of 90 days following the date of the final prospectus supplement.

In connection with this offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•

Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares of common stock that may be purchased from us pursuant to the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares of common stock in the open market.

•

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of common stock to close out the short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, which we refer to as a naked short position, the position can only be closed out by buying shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the OTC Bulletin Board or the Toronto Stock Exchange and, if commenced, may be discontinued at any time.

Pursuant to rules and policy statements of certain Canadian provincial securities commissions, the underwriters and their registered Canadian dealer affiliates may not, throughout the period of distribution of shares of our common stock in Canada, bid for or purchase common stock for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, shares of our common stock. These exceptions include bids or purchases permitted under Canadian market integrity rules relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution of shares of our common stock.

The underwriters and certain of their affiliates have engaged in transactions with and performed commercial banking, investment banking and financial advisory services for us and for our affiliates from time to time, for which they have received customary compensation, and may do so in the future.

Preemptive Rights Offering

Concurrently with this offering, we are offering that number of shares of common stock equal to 5.53% of the combined total number of shares offered in such concurrent offering and this offering to certain holders of our common stock whose holdings can be traced to common stock issued prior to July 1, 1997, and who may have preemptive rights with respect to issuances of our common stock. The offering price for such shares is the same as the public offering price in this offering.

LEGAL MATTERS

The validity of the shares of common stock offered by us will be passed upon for us by Givens Pursley LLP, Boise, Idaho. Shearman & Sterling LLP, Toronto, Canada, and Cassels Brock & Blackwell LLP, Toronto, Canada, have advised us with respect to other legal matters, and White & Case LLP, New York, New York, and Stikeman Elliott LLP, Toronto, Canada, have advised the underwriters with respect to certain legal matters.

EXPERTS

Our consolidated financial statements for the years ending December 31, 2005 and 2004 have been incorporated by reference in this prospectus and have been audited by the accounting firm of HJ & Associates, LLC, independent registered public accounting firm. Our consolidated financial statements are incorporated in this Prospectus by reference in reliance upon the said report, given upon such firm’s authority as an expert in auditing and accounting.

The audit report covering the December 31, 2005 and 2004 consolidated financial statements contains an explanatory paragraph that states that the December 31, 2005 and 2004 consolidated financial statements have been restated.

Any technical information regarding the Mesquite Mine, including our gold reserves, as described in this prospectus, or incorporated by reference hereto, is included in reliance on the Micon technical report submitted by Micon, an independent consultant. Richard M. Gowans, P. Eng., of Micon International Limited is the author of the technical report. He is a qualified person under Canadian securities legislation and is independent. He does not have any interest in any of our securities or our properties, nor does he expect to receive any such interest. The feasibility study also contains certain findings by IMC, an independent consultant. Michael G. Hester of IMC prepared the reserve estimates included herein. He is a qualified person under Canadian securities legislation and is independent. He does not have any interest in any of our securities or our properties, nor does he expect to receive any such interest.

This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered by this prospectus and any representation to the contrary is an offence.

PROSPECTUS

$100,000,000

WESTERN GOLDFIELDS, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

UNITS

We may offer from time to time the following types of securities:

•

shares of our common stock;

•

shares of our preferred stock;

•

our debt securities in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness;

•

warrants to purchase any of the securities that may be sold under this prospectus; or

•

any combination of these securities individually or as units.

The securities registered hereunder will have an aggregate initial offering price in total amount of up to $100,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as a separate series. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by one of our subsidiaries, on terms to be determined at the time of the offering.

We will identify the securities we offer and provide their specific terms in a supplement to this prospectus. The prospectus supplement will also describe the manner in which the securities will be offered. You should read this prospectus and the prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Our business involves significant risks and uncertainties. These risks are described under the caption “Risk Factors” beginning on page 6.

This offering is being made by a U.S. issuer using disclosure documents prepared in accordance with U.S. securities laws. Purchasers should be aware that these requirements may differ from those of each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador. The financial statements incorporated by reference in this prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers.

Certain of our directors, officers and certain of the experts named in this prospectus reside outside of Canada. Substantially all of our assets and some of those of certain of our directors and officers and the experts named in this prospectus may be located outside Canada. We have appointed Western Goldfields (Canada) Inc., 2 Bloor Street West, Suite 2102, Toronto, Ontario, M4W 3E2, as our agent for service of process within Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the issuer, its directors and officers and certain of the experts named in this prospectus judgments obtained in Canadian courts predicated upon the civil liability provision of applicable securities laws in Canada.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our principal executive offices are located at Western Goldfields, Inc., 2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario, (416) 324-6000.

The date of this prospectus is October 27, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus or a supplement hereto. We have not authorized any person to provide you with any information or represent anything not contained or incorporated by reference in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings for up to a total dollar amount of $100,000,000.

This prospectus provides you only with a general description of us and the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the additional information incorporated by reference and described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context suggests otherwise, all references in this prospectus to “the Company” “we,” “us,” “our,” “ours” or similar references mean Western Goldfields, Inc. and its subsidiaries and predecessors.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors included under the heading “Risk Factors” in this prospectus. This prospectus (including the information incorporated by reference in this prospectus) includes forward-looking statements. Statements concerning our future operations, prospects, strategies, financial condition, future economic performance (including growth and earnings), mineral reserve estimates and the demand for gold, and other statements of our plans, beliefs, or expectations, are forward-looking statements. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements we make are not guarantees of future performance and are subject to various assumptions, risks and other factors that could cause actual results to differ materially from those suggested by these forward-looking statements. These factors include, among others, those set forth below in “Risk Factors,” and in the other documents that we file with the applicable securities regulatory authorities. There also are other factors that we may not describe, generally because we currently do not perceive them to be material, which could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” or “dollars” in this prospectus refer to United States dollars. Our financial statements that are incorporated by reference herein are reported in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

ii

EXCHANGE RATES

The closing, high, low and average exchange rates for Canadian dollars in terms of U.S. dollars for the nine months ended September 30, 2006, and the year ended December 31, 2005 and 2004, as reported by the Bank of Canada, are as follows:

	Nine Months Ended September 30, 2006	2005	2004

Closing	$1.12	$1.16	$1.20
Low	1.11	1.14	1.18
High	1.16	1.27	1.41
Average	1.13	1.20	1.30

On October 25, 2006, the closing exchange rate for Canadian dollars, in terms of the United States dollars, as quoted by the Bank of Canada, was $1.00 = Cdn$1.1258.

iii

SUMMARY

The following summary contains basic information about us. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information contained and incorporated by reference in this prospectus, including the information set forth under “Risk Factors,” as well as the more detailed financial information, including the consolidated financial statements, the notes thereto and related management’s discussion and analysis of financial condition and results of operations, appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision.

The Company

We were incorporated as Bismarck Mining in the State of Idaho in 1924 and changed our name to Western Goldfields, Inc. in July 2002. We are an independent gold producer focused on completing the expansion of the Mesquite Mine (“Mesquite” or “the Mine”) in Imperial County, California and restoring the Mine to full production.

In early 2003, we commenced the process of acquiring the Mesquite Mine from Hospah Coal Company (“Hospah”), a wholly-owned subsidiary of Newmont Mining Corporation (“Newmont”). In November 2003, we acquired a 100% interest in Mesquite pursuant to an asset purchase agreement. These assets are now held by our wholly-owned subsidiary, Western Mesquite Mining Inc. The transaction included:

•

assumption of reclamation and closure liabilities at the property, estimated at $6,000,000;

•

provision of approximately $7,800,000 in reclamation bonds to various governmental authorities replacing equivalent bonds previously provided by Newmont, which bonds have been subsequently reduced to $7,000,000;

•

issuance of additional shares of our common stock and warrants to purchase our common stock valued at approximately $3,100,000. As a result of the transaction, Newmont acquired 3,454,468 shares of our common stock and warrants to purchase an additional 8,091,180 shares of our common stock. On April 18, 2005, Newmont surrendered warrants to purchase 2,035,000 shares of common stock;

•

the grant to Newmont of a perpetual net smelter return royalty ranging, according to location, from 0.5% to 2.0% on any newly mined ore; and

•

the grant to Newmont of a net operating cash flow royalty equal to 50% of the proceeds received from the sale of gold and silver produced from materials in place on the heap leach pads on the date of the acquisition, less certain operating costs, capital expenses and other allowances and adjustments.

Mesquite is our most important asset, providing us with current gold production from material that was placed on the heap leach pads by Newmont and previous owners of the property. The gold produced has provided us with operating cash flow to help sustain our operations pending the reactivation of the Mine.

Our immediate priority is to finance the development of the Mesquite Mine to bring it back into full production based on the feasibility report completed in August 2006. See “Our Feasibility Study” below and “Cautionary Notice Regarding Forward-Looking Statements.”

In February 2006, we conducted a review of certain of our other exploration properties which were located in California, Idaho and Nevada. Based on the outcome of this review, we disposed of these exploration properties on June 19, 2006.

Recent Developments

New Management and Private Placement Financing

On February 13, 2006, we announced the restructuring of our Board of Directors and the appointment of a new senior management team, including Mr. Randall Oliphant as Chairman of the Board, Mr. Raymond Threlkeld as President and Chief Executive Officer, Mr. Brian Penny as Chief Financial Officer and Mr. Paul Semple as Vice President of Projects. On February 20, 2006, we announced the completion of a $6,000,000 private placement of our common stock.

The proceeds from this private placement were used:

•

to repay in full our outstanding debt facility of $1,500,000 plus accrued interest;

•

to pay $1,953,257 to Romarco Minerals Inc. in full satisfaction of amounts owing upon termination of a merger agreement with that company;

•

to pay costs of approximately $700,000 for the completion of the Mesquite feasibility study; and

•

the balance for general corporate purposes.

Our Feasibility Study

In March 2006, we initiated a feasibility study with a view to expanding our operations and identifying mineral reserves at Mesquite. Specifically, the study was designed to determine whether the mineralization which is accessible under the approved expansion permits, could be economically exploited. The study used drilling results conducted by previous holders of the property and mineral rights. The total cost of the feasibility study was approximately $700,000.

In August 2006, Micon International Limited (“Micon”), a consultant from Toronto, Canada, completed the feasibility study and reported positive results. The feasibility study was prepared under the supervision of Richard M. Gowans P. Eng., of Micon, who is independent of the Company and a qualified person under Canadian securities laws relating to technical mining disclosure.

The mineral reserve estimate for the Mesquite Mine Feasibility Study was prepared by M. Hester FAusIMM, Vice President, Independent Mining Consultants, Inc. (“IMC”), Tucson AZ. Mr. Hester is independent of the Company and a qualified person under Canadian securities laws relating to technical mining disclosure. The following technical information has been excerpted or otherwise derived from the information in the feasibility study and a technical report entitled “Technical Report on the Mesquite Expansion Feasibility Study, Imperial County, California,” dated August 6, 2006.

The projections, forecasts and estimates relating to the reactivation and expansion of the Mesquite Mine included in this section constitute forward-looking statements. Readers are urged to review the section titled “Cautionary Notice Regarding Forward-Looking Statements” and not to place undue reliance on forward-looking statements. There is no certainty that the projections set out in the feasibility study will be achieved and, therefore, investment in us carries significant economic risks.

Mineral Reserve Estimates

The feasibility study was based on the mineral reserve estimates completed by IMC. IMC updated the resource block model for the Mesquite Mine in May 2006. The May resource model was estimated and classified based primarily on the historical drill data, consisting of 6,221 predominantly reverse circulation drill holes totaling 2.7 million feet. Gold assays were collected on five foot intervals providing approximately 487,850 sample intervals that were used in completing the estimate.

It is the opinion of IMC that the proposed mine production schedule defines a mineral reserve for Mesquite. Measured and Indicated mineral resources in the design pits are converted to Proven and Probable mineral reserves respectively. Oxide reserves are reported using a cut-off grade of 0.006 oz per ton, non-oxide reserves are reported above a 0.012 oz per ton cut-off grade. The final pit design for the Mesquite Mine was based on Lerch Grossman floating cone analysis at a gold price of $450 per ounce, except for the west side of the Vista ore body and east side of the Big Chief ore body where the location of planned surface diversion drainage channels impacted final pit designs. Final pit designs included haul roads and adequate working room for the equipment.

IMC’s mineral reserve estimate for the Mesquite Mine is summarized in the following table.

Reserve Class	Tonnage (000s)(2)	Grade oz/ton	Gold Ounces	Metallurgical Recovery(3)
Proven Mineral Reserves
Oxide	55,923	0.017	923,000	75-80%
Non-oxide	12,749	0.024	306,000	35-40%
Total Proven	68,672	0.018	1,229,000
Probable Mineral Reserves
Oxide	52,589	0.017	910,000	75-80%
Non-oxide	9,647	0.023	222,000	35-40%
Total Probable	62,236	0.018	1,132,000

——————

(1)

The mineral reserves where estimated assuming a gold price of $450. The term “reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The mineral reserves were estimated in accordance with Industry Guide 7, administered by the Securities and Exchange Commission and the Canadian Institute of Mining, Metallurgy and Petroleum’s “Standards on Mineral Reserves, Definitions and Guidelines.”

The term “economically,” as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated in a full feasibility study to be viable and justifiable under reasonable investment and market assumptions.

The term “legally,” as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, we must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at the Mesquite Mine will be accomplished in the ordinary course and in a timeframe consistent with our current mine plans.

The term “proven reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are computed from the results of detailed sampling; and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established.

The term “probable reserves” means reserves for which quantity and grade are computed from information similar to that used for proven reserves, but the sites for sampling are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for  proven reserves, is high enough to assume continuity between points of observation.

The term “cut-off grade” means the lowest grade of mineralized material that can economically be included in the reserves in a given deposit. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, amenability of the ore to gold extraction, and type of milling or leaching facilities available. The cut-off grades used in the reserve estimates at the Mesquite Mine were 0.006 oz/ton for oxide material and 0.012 oz/ton for non-oxide material.

(2)

Tonnages include allowances for losses resulting from mining methods. Tonnages are rounded to the nearest 100,000.

(3)

Ounces are estimates of metal contained in ore tonnages and do not include allowances for process recovery. Metallurgical recovery rates represent the estimated amount of metal to be recovered through metallurgical extraction processes. Ounces are rounded to the nearest 1,000.

Economic Evaluation

The feasibility study forecasts that gold production originating from fresh ore could be achieved within 19 months of commencement of the reactivation plan. Based on the estimated mineral reserves, we have developed a mine plan and processing design to mine and treat approximately 16 million tons of ore per year. Based on the estimated total of 131 million tons of mineral reserves, we project a project life of approximately 13 years, which includes 19 months of engineering, procurement, construction and development, followed by about 9½ years of mine production and 2 additional years of residual leaching. During the additional two years of residual leaching, we project to recover 85,000 ounces of gold.

The feasibility study projects annual gold production at a rate of approximately 165,000 ounces recoverable gold per year, using conventional open pit mining methods and a run-of-mine (ROM) leach pad. Average gold recovery is assumed to be approximately 70% during the life of the mine. Depending on ore grade and recovery, this requires mining between 10.1 million and 16.2 million tons of ore per year (an average of 13.6 million tons of ore per year). The peak total material movement is 54 million tons per year. The mine plan has been sequenced to allow a significant amount of waste to be backfilled into previously completed mining areas.

Other key estimates from the feasibility study include:

•

initial capital expenditures of approximately $88.2 million. See the table below for further details regarding the capital cost estimates involved with reactivating the Mine;

•

cost of goods sold per ounce of $335, excluding the pre-stripping expense, based on estimates that assumed June 2006 energy and commodity prices. (See below details regarding the estimated costs per ounce of gold);

•

pre-production stripping expense of $18.7 million, to be incurred principally in 2007; and

•

sustaining capital requirements of approximately $14.7 million.

The feasibility study results were derived based on the following main assumptions: sunk costs were not included; the payment of approximately $20 million of applicable royalties was included; the payment of approximately $8 million of the California gold tax was included; a working capital allowance was not included; state and federal income taxes, including property taxes, were included; and all operating and capital costs were based on second quarter 2006 U.S. dollars.

Capital Cost Estimates

Capital cost estimates in the feasibility study were based on vender quotations for the mining process, infrastructure equipment, in-house experience and bulk material take offs. This basis, combined with a contingency allowance, was considered by Micon to be completed to a feasibility study level of accuracy. The following table shows the feasibility study estimates regarding the main initial capital costs that will be involved in the reactivation of the Mine.

Initial Capital Cost Summary
($ millions)
Mining fleet	$59.0

Infrastructure
Mine maintenance facility	4.6
Plant and improvements	7.6
Heap leach pad expansion	9.2
Reagents, freight spares	2.1

Subtotal	23.5

Contingency	2.7
Owners cost	1.2
Project indirects	1.8

Subtotal	5.7

Total	$88.2

Operating Cost Estimates

The following chart shows the feasibility study estimates regarding the main operating costs that will be involved in the operation of the Mine. Operating cost estimates included all on site mining and processing activities as well as general and administration costs to manage the operations. The operating costs were based upon current salary levels and consumable costs for the existing operations at the Mine.

Unit Operating Costs Estimates

Mining cost per ton	$0.76
Processing cost per ton of ore	$1.02
General and administrative cost per ton ore	$0.32
California gold tax per ounce produced	$5.00
Royalties (NSR)	2.41%

Cost Per Ounce Sold

The following table shows the feasibility study estimates regarding the costs per ounce produced from the Mine during the life of the mine.

Costs Per Ounce
($ per ounce)
Cash operating cost	$318

California gold tax	5
Royalties	12

Cost of Goods Sold Per Ounce Before Pre-Production Stripping Expense	335

Pre-production stripping expense (principally 2007)	11

Total Cost of Goods Sold Per Ounce	346

Total capital (LOM)	$102.9 million
Total ounces of gold recovered	1,666,255
Capital cost per ounce recovered	62

Total costs per ounce	$408

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below and in our other filings incorporated by reference are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment. We will update these risks as required by law.

In addition, the prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

RISKS RELATED TO OUR OPERATIONS

If we continue to experience significant operating losses, we may need additional financing to fund our operations, which may not be available to us.

We emerged from dormancy in 1999 to pursue mineral exploration and development opportunities, and we have a limited operating history in our current form. Since we reorganized our business in 2003, we have incurred operating costs in each quarter but only began to generate any revenue in January 2004. We have incurred cumulative net losses of approximately $20.5 million through June 30, 2006, and we expect to experience additional net losses in 2006.

We have a limited history of earnings or cash flow from our operations. In addition, in our acquisition of the Mesquite Mine, we purchased an asset that had been scheduled for closure by the previous owner. Newmont Mining Corporation operated the Mesquite Mine in a limited caretaker mode with a view towards closure until our acquisition of the Mesquite Mine in November 2003. At that time, Newmont Mining Corporation did not operate the Mesquite Mine as an operating mine but as an operation to be discontinued, and we may not be able to successfully reopen and operate the mine and to execute our business strategy.

We believe that additional financing will be required in the future to fund our operations. While we may attempt to generate additional working capital through the operation, development, sale or possible joint venture development of our properties, there is no assurance that any such activity will generate funds that will be available for operations. We do not know whether additional financing will be available when needed or on acceptable terms, if at all. If we are unable to raise additional financing when necessary, we may have to delay our exploration and development efforts or any property acquisitions or be forced to cease operations.

Exploration and production may not prove successful, will involve risks and have no guaranteed outcome.

Our business operations are subject to risks and hazards inherent in the mining industry. The reactivation of the Mesquite Mine and the exploration for additional reserves involve significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.

Our exploration and production may be hampered by mining, heritage and environmental legislation, industrial accidents, industrial disputes, cost overruns, land claims and compensation and other unforeseen contingencies. Our success also depends on the delineation of economically recoverable reserves, the availability and cost of required development capital, movement in the price of commodities, as well as obtaining all necessary consents and approvals for the conduct of our production and exploration activities.

Exploration and production at the Mesquite Mine may prove unsuccessful. Mineable reserves may become depleted resulting in a reduction of the value of those tenements and a diminution in our cash flow and cash reserves as well as possible relinquishment of the exploration and mining tenements.

Risks involved in mining operations include unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of any material, any of which could result in damage to life or property, environmental damage and possible legal liability.

Whether income will result from the Mesquite Mine depends on the successful establishment of mining operations. Factors including costs, actual mineralization, consistency and reliability of ore grades and commodity prices affect successful project development. The reactivation and efficient operation of processing facilities, the existence of competent operational management and prudent financial administration, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development.

We have 41 full-time employees including our executive officers, and we are dependent on our directors, officers and third-party contractors.

We have five executive officers and 36 other individuals who are full time employees. We have a small number of individuals in management. We are also dependent upon the personal efforts and abilities of our consultants who we engage from time to time. Our consultants devote less than all of their time and efforts to our operations. We are currently seeking to hire geologists and engineers on a permanent basis and unless and until we do so we must rely on consultants paid on a per diem basis. Competition for such personnel is intense, and there is no assurance that we will be able to hire and retain such personnel in the future. We are also dependent upon the efforts and abilities of our officers and directors. While much of our operations are handled by our employees, our directors and officers direct our policies and manage our operations. The loss of any one of these individuals could adversely affect our business.

Our business is dependent on good labor and employment relations.

Production at the Mesquite Mine is dependent upon the efforts of our employees. Relations between us and our employees may be impacted by changes in labor relations which may be introduced by, among others, employee groups, unions, and the relevant governmental authorities in whose jurisdictions we carry on business. Adverse changes in such legislation or in the relationship between us and our employees may have a material adverse effect on our business, results of operations, and financial condition.

If we do not continually obtain additional deposits for gold production, we will be unable to achieve or maintain targeted production levels.

We must continually replace gold deposits depleted by production. Our Mesquite Mine operation began producing gold from material that the previous owners had placed on the heap leach pads. Depleted deposits must be replaced by expanding operations on our existing property or by locating new deposits in order for us to maintain our production levels over the long term. Success in exploration for gold is uncertain. There is no assurance that additional commercially viable mineral deposit exist on any other parts of our property. As a result, our metals inventory may decline as minerals are produced without adequate replacement.

Estimates of proven and probable deposits are uncertain, and any inaccuracies could result in the estimates being overstated.

Estimates of proven and probable deposits and costs of goods sold are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of costs of goods sold based upon anticipated tonnage and grades of minerals to be mined and processed, the predicted configuration of the deposits, expected recovery rates, comparable facility, equipment and operating costs, and other factors. Actual costs of goods sold and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change. Any significant inaccuracies in these interpretations or assumptions or changes of conditions could cause the quantities and net present value of our deposits to be overstated. The data included and referred to in this prospectus represent only estimates. You should not assume that the present value referred to in this prospectus represents the current market value of our estimated deposits.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Increased costs could affect our financial condition.

Costs at the Mesquite Mine frequently are subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on or profitability.

RISKS RELATED TO OUR INDUSTRY

We are dependent on the price of gold, which is subject to numerous factors beyond our control. A substantial or extended decline in gold prices would have a material adverse effect on our revenues, profits and cash flows.

Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

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sales or leasing of gold by governments and central banks;

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a low rate of inflation and a strong U.S. dollar;

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global and regional recession or reduced economic activity;

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speculative trading;

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the demand for gold for industrial uses, use in jewelry, and investment;

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high supply of gold from production, disinvestment, scrap and hedging;

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interest rates;

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sales by gold producers in forward transactions and other hedging;

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the production and cost levels for gold in major gold-producing nations; and

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the cost level (in local currencies) for gold in major consuming nations.

Any drop in the price of gold would adversely impact our future revenues, profits and cash flows. In addition, sustained low gold prices can:

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reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;

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halt or delay the development of new projects; and

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reduce funds available for exploration, with the result that depleted minerals are not replaced.

During the last five years, the average annual market price of gold has fluctuated between $271 per ounce and $445 per ounce, as shown in the table below.

2001	2002	2003	2004	2005

$271	$310	$364	$406	$445

We are subject to substantial costs for compliance with environmental laws and regulations and may be subject to substantial costs for liability related to environmental claims.

Our exploration, production and processing operations are extensively regulated under various U.S. federal, state and local laws relating to the protection of air and water quality, hazardous waste management and mine reclamation. We may have potential future liability for environmental costs. In addition, we may be subject to reclamation costs for our claims, even if we have not conducted the activity on those properties. Further, the regulatory environment for our operations could change in ways that would substantially increase our liability or the costs of compliance and that could have a material adverse effect on our operations or financial position.

Various laws and permits require that financial assurances be in place for certain environmental and reclamation obligations and other potential liabilities. We may be unable to undertake any trenching, drilling, or development on any of our properties until we obtain financial assurances to cover potential liabilities.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of our production facility, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

Numerous other companies compete in the mining industry, many of which have greater resources and technical capacity than us, as a result, we may be unable to effectively compete in our industry, which could have a material adverse effect on our future operations.

The mineral exploration and mining business is competitive in all of its phases. We compete with numerous other companies and individuals, including competitors with greater financial, technical and other resources than us, in the search for and the acquisition of attractive mineral properties. Our ability to operate successfully in the future will depend not only on its ability to develop the Mesquite Mine, but also on our ability to select and acquire suitable producing properties or prospects for mineral exploration. We may be unable to compete successfully with our competitors in acquiring such properties or prospects on terms we consider acceptable, if at all.

Gold producers must continually obtain additional reserves.

Gold producers must continually replace reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for producers to maintain production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. No assurances can be given that any of our new or ongoing exploration programs will result in new mineral producing operations. Once mineralization is discovered, it may take many years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change.

RISKS RELATED TO OUR COMMON STOCK

We will likely require additional capital in the future and no assurance can be given that such capital will be available at all or available on terms acceptable to us

It is likely that we will need to raise further capital to fund aspects of the business. The success and the pricing of any such financing will be dependent upon the prevailing market conditions at that time. If additional capital is raised by an issue of securities, this may have the effect of diluting the interests of our existing shareholders. Any debt financing, if available, may involve financial covenants that limit our operations. If we cannot obtain such additional financing, we may be required to reduce the scope of any activities that could adversely affect our business, operating results and financial condition.

We may experience volatility in our stock price.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

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quarterly variations in operating results;

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changes in financial estimates by securities analysts;

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changes in market valuations of other similar companies;

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announcements by us or our competitors of new products or of significant technical innovations, contracts, acquisitions, strategic partnerships or joint ventures;

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additions or departures of key personnel;

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any deviations in net sales or in losses from levels expected by securities analysts; and

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future sales of common stock

As a result of any of these factors, the market price of our shares of common stock at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

Because our securities trade on the OTC Bulletin Board, your ability to sell your shares in the secondary market may be limited.

If you trade our securities on the OTC Bulletin Board, such trades will be subject to the rules promulgated under the Securities Exchange Act of 1934, as amended, which impose additional sales practice requirements on broker-dealers that sell securities governed by these rules to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual individual income exceeding $200,000 or $300,000 jointly with their spouses). For such transactions, the broker-dealer must determine whether persons that are not established customers or accredited investors qualify under the rule for purchasing such securities and must receive that person’s written consent to the transaction prior to sale. Consequently, these rules may adversely affect the ability of purchasers to sell our securities through the OTC Bulletin Board and otherwise affect the trading market in our securities on the OTC Bulletin Board. Because our shares are deemed “penny stocks” in the United States, you may have difficulty selling them in the secondary trading market in the United States.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined in the regulations) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange or Nasdaq, the equity security also would constitute a “penny stock.” As our common stock falls within the definition of penny stock in the United States, these regulations require the delivery, prior to any transaction in the United States involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stocks. The ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

Any future restatement of our financial statements may adversely affect the trading price of our common stock.

We recently completed the restatement of our consolidated financial statements and believe they are presented in accordance with the requirements of United States generally accepted accounting principles. However, such restatements do not prevent future changes or adjustments, including additional restatements. If there were future restatements of the consolidated financial statements, such restatements may adversely affect the trading price of the our common stock.

Our Articles of Incorporation contain provisions that discourage a change of control.

Our articles of incorporation contain provisions that could discourage an acquisition or change of control without our board of directors’ approval. Our articles of incorporation authorize our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to our shareholders.

We have not paid dividends in the past and do not anticipate doing so in the future.

No dividends on our shares of common stock has been paid by us to date. We anticipates that we will retain all future earnings and other cash resources for the future operation and development of our business. Additionally, we do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors, after taking into account many factors, including our operating results, financial condition, and current and anticipated cash needs.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of these securities to finance the majority of our activities at the Mesquite Mine and for general corporate purposes. We have estimated that the initial capital costs of approximately $88.2 million are required in order to finance the development of the Mesquite Mine and to bring it back to full production. This initial capital cost estimate includes approximately $59.0 million for the mining fleet and infrastructure costs estimated to be approximately $23.5 million. In addition to the initial capital costs, we have estimated that a pre-production stripping expense of approximately $18.7 million will be required. General corporate purposes may include working capital, capital expenditures, development costs and strategic investments. Proceeds may also be used for other purposes as may be stated in the applicable prospectus supplement. The precise amounts and timing of the application of proceeds will depend upon our requirements at the time of issuance and the availability of other funds.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Fixed Charges

Our ratios of earnings to fixed charges are calculated by dividing earnings by fixed charges. Fixed charges consist of interest on all indebtedness, the amortization of loan fees, and an estimate of the interest component in rental expense. Earnings consist of pre-tax income from continuing operations plus fixed charges.

The following table sets forth our ratios of earnings to fixed charges for the period indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005

Ratio of earnings to fixed charges	—	—	—	—	—	—	—

Earnings for the fiscal years ended December 31, 2005, 2004, 2003, 2003 and 2001 and the six months ended June 30, 2006 and 2005 were insufficient to cover fixed charges by the amount of the net loss of $3,340,249, $4,418,813, $3,745,696, $370,051, $756, $6,428,413 and $1,379,353, respectively.

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Our ratios of earnings to combined fixed charges and preferred stock dividends are calculated by dividing earnings by the sum of fixed charges and preferred stock dividends. Fixed charges consist of interest on all indebtedness, the amortization of loan fees, an estimate of the interest component in rental expense and preferred stock dividends. Earnings consist of pre-tax income from continuing operations plus fixed charges.

The following table sets forth our ratios of combined fixed charges and preferred stock dividends for the period indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2005	2004	2003	2002	2001	2006	2005

Ratio of combined fixed charges and preferred stock dividends	—	—	—	—	—	—	—

Earnings for the fiscal years ended December 31, 2005, 2004, 2003, 2003 and 2001 and the six months ended June 30, 2006 and 2005 were insufficient to cover fixed charges by the amount of the net loss of $3,340,249, $4,418,813, $3,745,696, $370,051, $756, $6,428,413 and $1,379,353, respectively.

GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, up to $100,000,000 aggregate initial offering price of:

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shares of our common stock;

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shares of our preferred stock;

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our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other evidences of indebtedness, and which may be guaranteed by one of our subsidiaries;

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warrants to purchase any of the other securities that may be sold under this prospectus; and

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any combination of these securities, individually or as units.

We may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. We may issue preferred stock that is exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. We describe the preferred stock under the heading “Description of Preferred Stock.”

This section summarizes the general terms of our common stock that we may offer. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and the market price and any other relevant information. The summaries in this section and the applicable prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all of the provisions of our Articles of Incorporation, as amended, our Bylaws and the Idaho Business Corporation Act (“IBCA”). Our Articles of Incorporation, as amended, and Bylaws are incorporated by reference into this prospectus.

Terms of the Common Stock

As of October 3, 2006, 69,554,289 shares of our common stock were outstanding. We may, at our option, elect to offer common stock. The following description of our common stock is only a summary and is subject to the terms of provisions of our Articles of Incorporation, as amended, and our Bylaws. We encourage you to read our Articles of Incorporation, as amended, and Bylaws, which have been filed with the SEC and are incorporated by reference into this prospectus.

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders.

Our articles of incorporation do not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, Inc., Golden Colorado.

Listing

Our common stock is listed for trading on the OTC Bulletin Board under the symbol “WGDF.OB” and on the Toronto Stock Exchange under the symbol “WGI.”

DESCRIPTION OF PREFERRED STOCK

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the preferred stock, you also should refer to all of the provisions of our Articles of Incorporation, as amended, the applicable certificate of designation for the offered series of preferred stock and the IBCA. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference into this prospectus.

As of October 2, 2006, no shares of our preferred stock were outstanding. Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the IBCA.

Our board of directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:

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the designation of the shares and the number of shares that constitute the series;

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the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

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the dividend periods (or the method of calculation thereof);

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the voting rights of the shares;

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the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding up;

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whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

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whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

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any special United States federal income tax considerations applicable to the series; and

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the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Dividends

Holders of shares of preferred stock will be entitled to receive, when and as declared by our board of directors, dividends payable at the dates and at the rates, if any, per share per annum as set forth in the applicable prospectus supplement.

Unless otherwise set forth in the applicable prospectus supplement, each series of preferred stock will rank junior as to dividends to any preferred stock that may be issued in the future that is expressly senior as to dividends to that preferred stock. If we should fail at any time to pay accrued dividends on any senior shares at the time the dividends are payable, we may not pay any dividend on the junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until the accumulated but unpaid dividends on the senior shares have been paid or set aside for payment in full by us.

Unless otherwise set forth in the applicable prospectus supplement, no dividends (other than in common stock or other capital stock ranking junior to the preferred stock of any series as to dividends and upon liquidation) may be declared or paid or set aside for payment, nor may any other distribution be declared or made upon the common stock, or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends, nor may any common stock or any of our other capital stock ranking junior to or on a parity with the preferred stock of that series as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any of that stock) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the preferred stock of that series as to dividends) unless (i) if that series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of that series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period. However, any monies deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of the sinking fund may be applied to the purchase or redemption of that preferred stock in accordance with the terms of the sinking fund, regardless of whether at the time of the application full dividends, including cumulative dividends, upon shares of the preferred stock outstanding on the last dividend payment date have been paid or declared and set apart for payment. In addition, any junior or parity preferred stock or common stock may be converted into or exchanged for our stock ranking junior to the preferred stock as to dividends.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation, dissolution or winding up and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation, dissolution or winding up will have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities will be considered a liquidation, dissolution or winding up of us.

Voting Rights

The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our board of directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class to elect additional board members if we fail to pay dividends in a timely fashion.

Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:

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increase or decrease the aggregate number of authorized shares of that class;

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increase or decrease the par value of the shares of that class; or

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alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.

If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.

Miscellaneous

The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately or together with, or upon the conversion of or in exchange for, other securities. The debt securities may be our unsubordinated obligations, which we refer to as “senior debt securities,” or our subordinated obligations, which we refer to as “subordinated debt securities.” The subordinated debt securities of any series may be our senior subordinated obligations, subordinated obligations, junior subordinated obligations or may have such other ranking as will be described in the relevant prospectus supplement. We may issue any of these types of debt securities in one or more series.

Our senior debt securities may be issued from time to time under a senior debt securities indenture between us and a trustee that will be named in the applicable prospectus supplement. Our subordinated debt securities may be issued from time to time under a subordinated debt securities indenture between us and a trustee that will be named in the applicable prospectus supplement. Each of the senior debt securities indenture and the subordinated debt securities indenture is referred to individually as an “indenture” and they are referred to collectively as the “indentures.” Each trustee is referred to individually as a “trustee” and the trustees are collectively referred to as the “trustees.”

This section summarizes selected terms of the debt securities that we may offer. The applicable prospectus supplement and the form of applicable indenture relating to any particular debt securities offered will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary and any description of our debt securities contained in an applicable prospectus supplement do not describe every aspect of the applicable indenture or the debt securities. When evaluating the debt securities, you also should refer to all provisions of the applicable indenture and the debt securities.

General

The indentures will not limit the aggregate principal amount of debt securities that may be issued under them and will provide that debt securities may be issued in one or more series, in such form or forms, with such terms and up to the aggregate principal amount, that we may authorize from time to time. The particular terms of the debt securities offered pursuant to any prospectus supplement will be described in the prospectus supplement. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any holder, for issuances of additional debt securities of that series.

The applicable prospectus supplement relating to the series of debt securities will describe the specific terms of the debt securities being offered, including, where applicable, the following:

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the title and series designation of the series of debt securities and whether the debt securities of the series will be senior debt securities or subordinated debt securities;

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any limit on the aggregate principal amount of debt securities of the series;

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the price or prices at which the debt securities of the series will be issued;

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whether the debt securities of the series will be guaranteed and the terms of any such guarantees;

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the date or dates on which the principal amount and premium, if any, are payable;

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the interest rate or rates or the method for calculating the interest rate, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, the date or dates from which interest will accrue and the interest payment date on which interest will be payable, subject to our right, if any, to defer or extend an interest payment date and the duration of that deferral or extension;

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the date or dates on which interest, if any, will be payable and the record dates for payment of interest;

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the place or places where the principal and premium, if any, and interest, if any, will be payable and where the debt securities of the series can be surrendered for transfer, conversion or exchange;

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our right, if any, to redeem the debt securities and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part;

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any mandatory or optional sinking fund or analogous provisions;

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if the debt securities of the series will be secured, any provisions relating to the security provided;

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whether the debt securities of the series are convertible or exchangeable into other debt or equity securities, and, if so, the terms and conditions upon which such conversion or exchange will be effected;

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whether any portion of the principal amount of the debt securities of the series will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default;

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whether the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture and the manner in which any election by us to defease the debt securities of the series will be evidenced;

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if other than U.S. dollars, the currency or currencies, including composite currencies, of payment of principal of, premium, if any, and interest, if any, on the debt securities of the series and whether the debt securities of the series may be satisfied and discharged other than as provided in the applicable indenture;

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any terms applicable to debt securities of any series issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which the original issue discount will accrue;

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whether the debt securities of the series are to be issued or delivered (whether at the time of original issuance or at the time of exchange of a temporary security of such series or otherwise), or any installment of principal or any premium or interest is to be payable only, upon receipt of certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture;

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whether the debt securities of the series are to be issued in fully registered form without coupons or are to be issued in the form of one or more global securities in temporary global form or permanent global form;

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whether the debt securities of the series are to be issued in registered or bearer form, the terms and conditions relating the applicable form, including, but not limited to, tax compliance, registration and transfer procedures and, if in registered form, the denominations in which we will issue the registered securities if other than $1,000 or a multiple thereof and, if in bearer form, the denominations in which we will issue the bearer securities;

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any special United States federal income tax considerations applicable to the debt securities of the series;

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any events of default, or affirmative or negative covenants with respect to the debt securities, including certain financial covenants, and

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any other terms of the debt securities of the series not inconsistent with the provisions of the applicable indenture.

Debt securities may be issued as original issue discount securities to be sold at a discount below their principal amount or at a premium above their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement.

Unless otherwise indicated in the prospectus supplement relating to the debt securities, the principal amount of and any premium or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the office of the trustee. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the debt security register. Any payment of principal and any premium or interest required to be made on an interest payment date, redemption date or at maturity that is not a business day need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the applicable date, and no interest shall accrue for the period from and after such date.

The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

Guarantee

Debt securities may be guaranteed by one of our domestic subsidiaries, if so provided in the applicable prospectus supplement. The prospectus supplement will describe the terms of any guarantees, including, among other things, the method for determining the identity of the guarantor and the conditions under which guarantees will be added or released. The obligations of the guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Subordination Provisions Relating to Subordinated Debt

The prospectus supplement relating to any series of subordinated debt securities being offered also will describe the subordination provisions applicable to that series, if different from the subordination provisions described in this prospectus. In addition, the prospectus supplement relating to a series of subordinated debt will describe our rights, if any, to defer payments of interest on the subordinated debt securities by extending the interest payment period.

Unless otherwise indicated in an applicable prospectus, if any series of subordinated debt securities is guaranteed by one of our subsidiaries, then the guarantee will be subordinated to the senior indebtedness of such guarantor to the same extent as the subordinated debt securities are subordinated to the senior indebtedness.

Global Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.

Modification of the Indenture

We and the trustee may modify the indenture with respect to the debt securities of any series, with or without the consent of the holders of debt securities, under certain circumstances to be described in a prospectus supplement.

Defeasance; Satisfaction and Discharge

The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied and, if applicable, all obligations of the guarantor discharged with respect to its guarantee.

Defaults and Notice

The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, including, without limitation:

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failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

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failure to make a payment of any interest on any debt security of such series when due;

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our failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

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certain events relating to our bankruptcy, insolvency or reorganization; and

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certain cross defaults.

If an event of default with respect to debt securities of any series shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately.

The trustee under the indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series.

The indenture will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture will provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.

The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions including, that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due, to require conversion or exchange of debt securities if the indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

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the type of securities into which they may be converted or exchanged;

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the conversion price or exchange ratio, or its method of calculation;

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whether conversion or exchange is mandatory or at the holder’s election;

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how and when the conversion price or exchange ratio may be adjusted; and

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any other important terms concerning the conversion or exchange rights.

Concerning the Trustee

We will provide the name of the trustee in any prospectus supplement related to the issuance of debt securities and we will also provide certain other information related to the trustee, including describing any relationship we have with the trustee, in such prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

This section summarizes the general terms of the warrants that we may offer. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to a particular series of warrants will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. If any particular terms of a series of warrants described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating the warrants, you also should refer to all the provisions of the applicable warrant agreement, the certificates representing the warrants and the specific descriptions in the applicable prospectus supplement. The applicable warrant agreement and warrant certificates will be filed as exhibits to or incorporated by reference in the registration statement.

The Company will not offer warrants for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the prospectus supplement containing the specific terms of the warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the jurisdictions of Canada where the warrants will be offered for sale.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered as well as the related warrant agreement and warrant certificates, including the following, where applicable:

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the number of securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which securities may be purchased upon such exercise;

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the designation and terms of the securities, if other than common stock, purchasable upon exercise thereof and of any securities, if other than common stock, with which the warrants are issued;

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the procedures and conditions relating to the exercise of the warrants;

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the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

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the offering price of the warrants, if any;

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the date on which the right to exercise the warrants will commence and the date on which that right will expire;

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a discussion of any special United States and Canadian federal income tax considerations applicable to the warrants;

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whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

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call provisions of the warrants, if any;

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antidilution provisions of the warrants, if any; and

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any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that number of securities, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m. (New York time) on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m. (New York time) on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

No Rights of Security Holder Prior to exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants and will not be entitled to

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in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

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in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The applicable prospectus supplement will describe, among other things, the units or the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, any material provisions related to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; a discussion of any special United States or Canadian federal income tax considerations applicable to the units; and any material provisions of the governing unit agreement that differ from those described above.

MATERIAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences and material Canadian federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in an applicable prospectus supplement. The summary will be presented for information purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any acquisition of securities.

PLAN OF DISTRIBUTION

The following summary of our plan for distributing the securities offered under this prospectus will be supplemented by a description of our specific plan for each offering in the applicable prospectus supplement.

We may sell the securities being offered hereby in any one or more of the following ways:

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directly to investors;

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to investors through agents;

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to broker-dealers as principals;

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through underwriting syndicates led by one or more managing underwriters as we may select from time to time;

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through one or more underwriters acting alone; or

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through or in connection with the settlement of hedging transactions.

Distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The applicable prospectus supplement will set forth the terms of the offering of the securities, including the following:

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the name or names of any underwriters or agents;

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the purchase price and the proceeds we will receive from such sale;

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any underwriting discounts, any commissions and any other items constituting “underwriters” or “agents” compensation;

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any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

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any securities exchanges on which the securities of such series may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices, determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to such liabilities.

Some or all of the offered securities, other than our common stock, will be a new issue or issues of securities with no established trading market. Any common stock offered by this prospectus will be quoted on the OTC Bulletin Board and the TSX (or the then other principal trading market). Unless otherwise indicated in a prospectus supplement, we do not currently intend to list any offered debt securities, preferred stock or warrants on any securities exchange. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the offered securities will make a market in such offered securities. Whether or not any of the offered securities are quoted on the OTC Bulletin Board or the TSX or the underwriters, dealers or agents, if any, involved in the sale of the offered securities make a market in such offered securities, no assurance can be given as to the liquidity of the trading market for such offered securities.

To facilitate an offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In addition, to cover such over-allotments or short positions, the persons may purchase in the open market or exercise the over-allotment option granted to such persons. In addition, such persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities above independent market levels. The persons participating in any offering are not required to engage in these activities and may end any of these activities at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and our subsidiaries and affiliates in the ordinary course of business for which they receive customary compensation.

EXPERTS

Our consolidated financial statements for the years ending December 31, 2005 and 2004 appearing in this prospectus have been incorporated by reference and have been audited by the accounting firm of HJ & Associates, LLC, independent registered public accounting firm. Our consolidated financial statements are incorporated in this Prospectus by reference in reliance upon the said report, given upon such firm’s authority as an expert in auditing and accounting.

The audit report covering the December 31, 2005 and 2004 consolidated financial statements contains an explanatory paragraph that states that the December 31, 2005 and 2004 consolidated financial statements have been restated.

Any technical information regarding the Mesquite Mine, including our gold reserves, as described in this Prospectus, or incorporated by reference hereto, is included in reliance on the Micon technical report submitted by Micon, an independent consultant. Richard M. Gowans, P. Eng., of Micon International Limited is the author of the technical report. He is a qualified person under Canadian securities legislation and is independent. He does not have any interest in any of our securities or our properties, nor does he expect to receive any such interest. The feasibility study also contains certain findings by IMC, an independent consultant. Michael G. Hester of IMC prepared the reserve estimates included herein. He is a qualified person under Canadian securities legislation and is independent. He does not have any interest in any of our securities or our properties, nor does he expect to receive any such interest.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon by Troutman Sanders LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, which we refer to in this prospectus as the “Exchange Act”. You may read and copy any materials we file at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These filings are also available to the public on the SEC’s web site at www.sec.gov. We also maintain an internet site at www.westerngoldfields.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed:

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our annual reports on Form 10-K (File No. 000-50894) for the fiscal year ended December 31, 2005 filed with the Commission on April 13, 2006 as amended by our Form 10-KSB/A for the fiscal year ended December 31, 2005 filed with the Commission on August 14, 2006;

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our quarterly reports on Form 10Q (File No. 000-50894) for the quarter ended March 31, 2006 filed with the Commission on April 15, 2006, as amended by our Form 10-QSB/A for the quarter ended March 31,

2006 filed with the Commission on August 14, 2006 and our quarterly report on Form 10-QSB (File No. 000-50894) for the quarter ended June 30, 2006 filed with the Commission on August 14, 2006; and

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our current reports on Form 8-K (File No. 000-50894) filed with the Commission on February 17, 2006 , February 23, 2006, March 31, 2006, April 24, 2006, June 20, 2006, August 8, 2006, August 11, 2006, August 31, 2006, September 12, 2006 and September 22, 2006;

The documents listed above contain important information about us and our finances. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or it deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents listed above that are incorporated by reference herein have been filed with the Canadian securities regulatory authority in each of the provinces of Canada, other than Quebec. You may request a copy of the filings that we incorporate by reference, at no cost, by writing or telephoning us as follows: Western Goldfields, Inc., 2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario, Phone: (416) 324-6000. Attention: Brian Penny, Chief Financial Officer. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers resident in such provinces with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces of Canada, the securities legislation further provides a purchaser resident in such provinces with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to the applicable provisions of the securities legislation of the purchaser’s province for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. legal adviser for particulars of these rights.

31,115,000 Shares

Western Goldfields, Inc.

Shares of Common Stock

________________

PROSPECTUS SUPPLEMENT
January 18, 2007

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